Exhibit 99.1
Armstrong Energy, Inc. Announces Results for
the Three Months Ended March 31, 2017

•	First quarter 2017 revenue totaled $59.1 million on 1.5 million tons sold.

•	Adjusted EBITDA was $3.1 million in the first quarter 2017.

•	Available liquidity totaled $51.8 million at March 31, 2017.

•	Entered into settlement agreement with Thoroughbred Resources, LP effective March 29, 2017.
St. Louis, May 12, 2017 / PR Newswire / - Armstrong Energy, Inc. (“Armstrong” or “we”) today reported results for the three month period ended March 31, 2017. The following table highlights the key financial metrics for the first quarter.

	Three Months Ended March 31,
	2017	2016
	(in thousands, except per ton amounts)
Tons of Coal Sold	1,471	1,424
Revenue	$59,108	$60,444
Adjusted EBITDA (1)	$3,108	$4,433
Average Sales Price per Ton	$40.18	$42.44
Cost of Coal Sales per Ton (2)	$34.87	$36.99
Adjusted EBITDA(1) per ton	$2.11	$3.11

1  Non-GAAP measure; please see definition and reconciliation below.
2 Excludes production royalty to related party, depreciation, depletion, and amortization;
asset retirement obligation expenses; and general and administrative costs.
Revenue from coal sales of $59.1 million for the three months ended March 31, 2017 was 2.2% lower than the comparable period of the prior year primarily due to an unfavorable price variance. The price variance of $3.3 million for the three months ended March 31, 2017 was driven primarily by the renewal of sales contracts at less favorable prices, as well as unfavorable transportation adjustments included as a component of the price in certain of our long-term coal supply agreements as a result of declining diesel prices. This was partially offset by a favorable volume variance experienced for the three months ended March 31, 2017 of $2.0 million, as compared to the same period of 2016, due to the timing of shipments.
Costs of coal sales of $51.3 million for the three months ended March 31, 2017 was 2.6% lower than the comparable period of the prior year due primarily to improved operating efficiency. On a per ton basis, cost of coal sales for the three months ended March 31, 2017 totaled $34.87, which represents a decrease of $2.12 per ton, as compared to the same period of 2016. The decrease in the cost of coal sales per ton for the three months ended March 31, 2017, as compared to the same period of 2016, is due to the closure of our Parkway underground mine in the fourth quarter of 2016, which was a high cost operation, and improved operating efficiency at our Kronos underground mine from increased production due to higher demand for higher quality coal, partially offset by higher overall costs at our surface operations from mining in higher ratio reserves.
General and administrative expenses were $3.0 million for the three months ended March 31, 2017, which was $0.6 million lower than the comparable period in 2016. The decrease is due primarily to lower labor and benefits expense, information technology related costs, and insurance costs.
Net loss for the three months ended March 31, 2017 totaled $15.4 million, as compared to net loss of $13.4 million for the three month periods ended March 31, 2016. The increase in net loss of $2.0 million is due to an increase in interest expense and additional costs associated with evaluating strategic alternatives of $1.3 million in 2017, partially offset by lower general and administrative expenses during the three months ended March 31, 2017, as compared to the same period of 2016.
Adjusted EBITDA of $3.1 million for the three month periods ended March 31, 2017 is 29.9% lower than the comparable period of the prior year. The decrease resulted primarily from the inclusion in Adjusted EBITDA of the cash portion of production royalties paid to Thoroughbred Resources, LP (Thoroughbred) of $1.9 million, which began January 1, 2017, pursuant to existing lease terms and a settlement agreement we reached with Thoroughbred that became effective March 29, 2017 (the Settlement Agreement), partially offset by a decline in general and administrative expenses in the current quarter, as compared to the same period of 2016.
Liquidity
The principal indicators of our liquidity are our cash on hand and, prior to its termination on November 14, 2016, availability under our revolving credit facility. As of March 31, 2017, our total available liquidity was $51.8 million, which was comprised solely of cash on hand.
We have experienced recurring losses from operations, which has led to a substantial decline in cash flows from operating activities over the last 18 months. Our current operating plan indicates that we will continue to incur losses from operations and generate negative cash flows from operating activities. In addition, we entered into the Settlement Agreement with Thoroughbred, whereby we agreed, among other things, to begin paying Thoroughbred all production royalties earned on or after January 1, 2017 in cash, as permitted under the existing lease terms (see " - Settlement Agreement with Thoroughbred" for more information with respect to the settlement agreement). Our continuing operating losses, negative cash flow projections and other liquidity risks raise substantial doubt regarding our ability to continue as a going concern.
Due to our current financial outlook, we continue to take steps to preserve our liquidity and manage operating costs, including controlling capital expenditures. Beginning in 2015, we undertook steps to enhance our financial flexibility and reduce cash outflows in the near term, including a streamlining of our cost structure and anticipated reductions in production volumes and capital expenditures. In addition, we are actively negotiating a restructuring with advisers to certain holders of our 11.75% Senior Secured Notes due 2019 (the Notes), who collectively beneficially own or manage in excess of 75% of the aggregate principal amount of the Notes.
We have engaged financial and legal advisers to assist us in restructuring our capital structure and evaluate other potential alternatives to address the impending liquidity constraints. However, there can be no assurance that any restructuring will be possible on acceptable terms, if at all. It may be difficult to come to an agreement that is acceptable to all of our creditors. Our failure to reach an agreement on the terms of a restructuring with our creditors would have a material adverse effect on our liquidity, financial condition and results of operations. In addition, if a successful restructuring with the holders of the Notes is not achieved, it may be necessary for us to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to implement a restructuring, or our creditors could force us into an involuntary bankruptcy or liquidation.
Please read our Current Report on Form 10-Q filed today and our Annual Report on Form 10-K filed on March 31, 2017 with the Securities and Exchange Commission for additional information about our current financial position, including the risks and uncertainties associated with restructuring the Notes.
Settlement Agreement with Thoroughbred
Starting in December 2016, we received the first of multiple communications from Thoroughbred Holdings GP, LLC (Thoroughbred Holdings), the general partner of Thoroughbred, alleging claims associated with various transactions between the parties. Thoroughbred Holdings claimed the third-party valuations prepared annually in order to determine the percentage interest in certain jointly-owned land and mineral reserves (the Jointly-Owned Property) to be transferred from us to Thoroughbred pursuant to the First Amended and Restated Royalty Deferment and Option Agreement (the Royalty Agreement) were inaccurate in 2016 and prior, which resulted in the underpayment of production royalties to Thoroughbred. In addition, Thoroughbred Holdings took exception to our calculation of the amount of deferred royalties for the year ended December 31, 2016, the amount of certain offsets from these deferred royalties by amounts due from Thoroughbred to us pursuant to an Administrative Services Agreement, and the offset of certain production royalties that we overpaid to Thoroughbred on properties other than the Jointly-Owned Property.
As of December 31, 2016, amounts owed to Thoroughbred totaled $11.7 million, primarily representing deferred royalties incurred during calendar year 2016. Consistent with the previous annual land and reserve transfers pursuant to the Royalty Agreement, Armstrong proposed to transfer a 10.95% undivided interest in the Jointly Owned Property in satisfaction of the amounts owed, which had been ascertained based on a fair market value determination obtained by us from an independent third-party. As noted above, Thoroughbred objected to this amount, asserting that, based on its own valuation, 10.95% was substantially undervalued. Following a series of negotiations to resolve the dispute, Armstrong and Thoroughbred entered into a Settlement Agreement effective March 29, 2017 in which we agreed to transfer, and Thoroughbred agreed to accept, an additional 9.86% undivided interest in Jointly-Owned property for a total of 20.81%, bringing Thoroughbred’s interest in the Jointly-Owned Property to 100% as of January 1, 2017. The additional 9.86% undivided interest was expected to be earned by Thoroughbred during the first half of 2017 regardless of the settlement. Furthermore, as part of the Settlement Agreement, Armstrong and Thoroughbred agreed to mutual waivers and releases related to the Royalty Agreement, the payment of production royalties or any other sums due under the leases prior to January 1, 2017, and the Administrative Services Agreement. Thoroughbred also waived and released any prior claims against us for lost or wasted coal or mining practices and operational decisions made by us; any other demands, claims, or assertions set forth in the various communications from Thoroughbred Holdings and its legal counsel to us; and any other claims arising from our administration of the leases prior to January 1, 2017. In addition, we agreed to begin paying Thoroughbred all production royalties earned on or after January 1, 2017 in cash pursuant to the existing lease terms, with royalties earned for January and February 2017 totaling $2.7 million being paid on March 31, 2017. By letter dated April 18, 2017, certain of the holders of the Notes expressed certain objections to entry into the Settlement Agreement.
Please refer to our Current Report on Form 10-Q filed today and our Annual Report on Form 10-K filed on March 31, 2017 with the Securities and Exchange Commission for additional information regarding the settlement agreement.
Short-term Outlook
Armstrong currently has approximately 5.3 million tons committed and priced for 2017. Capital expenditures for 2017 are expected to be in the range of $12.0 million to $16.0 million. With respect to any significant development projects, we plan to defer them to time periods beyond 2017 and will continue to evaluate the timing associated with those projects based on changes in overall coal supply and demand.
Conference Call
A conference call regarding Armstrong’s first quarter 2017 financial results will be held today at 11:00 a.m. Eastern time. To participate in the conference call, dial (866) 364-3821 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available in the “Investors” section of Armstrong’s website at http://www.armstrongenergyinc.com.
About Armstrong Energy, Inc.
Armstrong is a producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. As of March 31, 2017, Armstrong controlled over 565 million tons of proven and probable coal reserves in Western Kentucky and currently operates five mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities, which support its mining operations.

Financial Summary
Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue	$59,108	$60,444
Costs and expenses:
Cost of coal sales, exclusive of items shown separately below	51,296	52,675
Production royalty to related party	1,860	1,629
Depreciation, depletion, and amortization	7,637	7,614
Asset retirement obligation expenses	329	329
General and administrative expenses	2,957	3,518
Operating loss	(4,971)	(5,321)
Other income (expense):
Interest expense, net	(9,194)	(8,108)
Other, net	(1,281)	105
Loss before income taxes	(15,446)	(13,324)
Income taxes	—	(117)
Net loss	(15,446)	(13,441)
Income attributable to non-controlling interest	—	—
Net loss attributable to common stockholders	$(15,446)	$(13,441)

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51,838	$57,505
Accounts receivable	11,623	13,059
Inventories	13,640	11,809
Prepaid and other assets	1,925	2,539
Total current assets	79,026	84,912
Property, plant, equipment, and mine development, net	227,339	233,766
Investments	2,794	2,794
Other non-current assets	12,966	12,683
Total assets	$322,125	$334,155
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$13,296	$16,941
Accrued and other liabilities	19,692	11,837
Current portion of capital lease obligations	331	555
Current maturities of long-term debt	7,542	8,217
Total current liabilities	40,861	37,550
Long-term debt, less current maturities	198,116	199,040
Long-term obligation to related party	170,419	147,536
Related party payables, net	—	22,557
Asset retirement obligations	14,380	14,056
Other non-current liabilities	7,542	7,223
Total liabilities	431,318	427,962
Stockholders’ deficit:
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,883,224 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	219	219
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	—	—
Additional paid-in-capital	238,678	238,675
Accumulated deficit	(346,610)	(331,164)
Accumulated other comprehensive loss	(1,503)	(1,560)
Armstrong Energy, Inc.’s deficit	(109,216)	(93,830)
Non-controlling interest	23	23
Total stockholders’ deficit	(109,193)	(93,807)
Total liabilities and stockholders’ deficit	$322,125	$334,155

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(15,446)	$(13,441)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Non-cash stock compensation (income) expense	3	(28)
Income from equity affiliate	—	(29)
Amortization of original issue discount	261	231
Amortization of debt issuance costs	366	412
Depreciation, depletion and amortization	7,637	7,614
Asset retirement obligation expenses	329	329
Non-cash activity with related party, net	640	2,961
Non-cash interest on long-term obligations	5,875	5,879
Change in operating assets and liabilities:
Decrease in accounts receivable	1,435	1,733
Increase in inventories	(1,831)	(870)
Decrease in prepaid and other assets	300	845
Increase in other non-current assets	(287)	(481)
Decrease in accounts payable and accrued and other liabilities	(1,614)	(7,639)
Increase in other non-current liabilities	321	282
Net cash used in operating activities:	(2,011)	(2,202)
Cash Flows from Investing Activities:
Investment in property, plant, equipment, and mine development	(1,205)	(947)
Net cash used in investing activities	(1,205)	(947)
Cash Flows from Financing Activities:
Payments on capital lease obligations	(224)	(676)
Payments of long-term debt	(2,227)	(1,690)
Net cash used in financing activities	(2,451)	(2,366)
Net change in cash and cash equivalents	(5,667)	(5,515)
Cash and cash equivalents, at the beginning of the period	57,505	67,617
Cash and cash equivalents, at the end of the period	$51,838	$62,102

Adjusted EBITDA (Unaudited)
The following table reconciles Adjusted EBITDA to net loss, the most directly comparable U.S. GAAP measure:

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands)
Net loss	$(15,446)	$(13,441)
Depreciation, depletion, and amortization	7,637	7,614
Asset retirement obligation expenses	329	329
Non-cash production royalty to related party	—	1,629
Interest expense, net	9,194	8,108
Income taxes	—	117
Costs incurred evaluating strategic alternatives	1,303	—
Non-cash employee benefit expense	88	105
Non-cash stock compensation expense (income)	3	(28)
Adjusted EBITDA	$3,108	$4,433

________________________________________________________________________________________________________________________________
Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). It is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.
We define “Adjusted EBITDA” as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation expenses, non-cash production royalty to related party, loss on settlement of interest rate swap, loss on deferment of equity offering, non-cash stock compensation expense (income), non-cash employee benefit expense, asset impairment and restructuring charges, costs incurred evaluating strategic alternatives, non-cash charges related to non-recourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our Company.
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Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2017.

CONTACT:
Jeffrey Winnick
jwinnick@armstrongcoal.com
314-721-8202